Exhibit 10.15

English Summary of Lease Agreement (the “Lease”), dated March 12, 2001, by and among Africa Israel Properties Ltd., as successor by assignment to Kiryat Weizmann Science Park Ltd. (“Africa Israel”); Ilot Investments (Ramat-Vered) 1994 Ltd. (“Ilot”) and Sardeh Ltd. (“Sardeh”, and together with Africa Israel and Ilot, collectively, the “Landlords”); and Evogene Ltd. (the “Company” or “Tenant”), as successor by assignment to Compugen Ltd. via an Assignment Agreement, dated January 1, 2002, by and between Compugen Ltd. and the Company, and as supplemented by various addendums and supplements, dated March 28, 2004, July 3, 2006, August 28, 2007, December 1, 2009, October 3, 2010 and October 30, 2011.

•

Premises covered by Lease (as amended): Four areas, consisting of an 839 square meter (or approximately 9,030 square feet) premises (“Premises A”), 1131 square meter (or approximately 12,170 square feet) premises (“Premises B”), 467 square meter (or approximately 5,030 square feet) premises (“Premises C”) and 272 square meter (or approximately 2,930 square feet) premises (“Premises D,” and together with Premises A, B, and C, the “Premises”), each of which is located at Park Rehovot, Rehovot, Israel.

•

Term of Lease: With respect to all Premises, the current term extends through December 31, 2015, with an option for the Company to extend the term for an additional 36 month period (through December 31, 2018).

•	Monthly Rent: With respect to:

—Premises A, monthly rent is NIS 19,816, in addition to payment of a management and operations fee.

—Premises B, monthly rent is NIS 30 per square meter during the current term (through December 31, 2015), and if the Company extends the Lease through December 31, 2018, monthly rent will be NIS 31.50 per square meter during such extension term.

—Premises C, monthly rent is NIS 14,010 during the current term (through December 31, 2015) and if the Company extends the Lease through December 31, 2018, monthly rent will be NIS 14,710.5 during such extension term.

—Premises D, monthly rent is NIS 8,160 during the current term (through December 31, 2015) and if the Company extends the Lease through December 31, 2018, monthly rent will be NIS 8,568 during such extension term.

•	Termination: The Lease terminates in the case of each Premises only at the end of the then-current Lease term.

•	Assignment: The Tenant undertakes not to transfer its rights in any of the Premises to any third party.

•

Change of Control: Any action that would be considered a transfer of control of the Tenant (as defined in the Israeli Securities Law, 1968) shall be considered a transfer of rights and thereby requires the consent of the Landlords. Breach of this provision will be considered a material breach of the Lease.

•

Insurance: Tenant is required to obtain certain insurance policies, including a third-party liability policy (to cover up to US $1 million per event and in the aggregate per year), employers’ liability (to cover up to NIS 5 million, in the aggregate, per year), and equipment/contents insurance. In addition, the Tenant is required to purchase and obtain certain insurance to perform any adjustment work.